Exhibit 28(a)(2)

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust: ERNY Financial ETF Trust

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

FIRST: That the name of the Trust is changed from “ERNY Financial ETF Trust” to “Reality Shares ETF Trust”.

3.	This certificate of Amendment shall be effective September 17, 2013.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 13th day of September, 2013.

By:	/s/ Eric Ervin
Name:	Eric Ervin
Title:	Trustee, ERNY Financial ETF Trust